SUBSCRIPTION AGREEMENT
                RESOLUTION ASSISTANCE CORPORATION

RESOLUTION ASSISTANCE CORPORATION, a Utah corporation with its principal office at 4722 W. Harkness Dr., West Jordan, Utah 84088 (hereinafter the "Company") and the undersigned (hereinafter the "Subscriber") agree as follows:

WHEREAS:

A. The Company desires to issue shares of common stock of the Company at a price of $0.25 per share (hereinafter the "Shares");
and

B. The Subscriber desires to acquire the number of Shares set forth on the signature page hereof.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

                    SUBSCRIPTION FOR SHARES

1.1 Subject to the terms and conditions hereinafter set-forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of Shares as is set-forth upon the signature page hereof at a price equal to $0.25 per share, and the Company agrees to sell such Shares to the Subscriber for said purchase price subject to the Company's right to sell to the Subscriber such lesser number of Shares as it may, in its sole discretion, deem necessary or desirable. Upon execution, this subscription shall be irrevocable by the Subscriber.

1.2 The purchase price for the shares subscribed to hereunder is payable by the Subscriber contemporaneously with the execution and delivery of this Subscription Agreement.

1.3 Any acceptance by the Company of the Subscription is conditional upon compliance with all securities laws and other applicable laws of the jurisdiction in which the Subscriber is resident. Each Subscriber will deliver to the Company all other documentation, agreements, representations and requisite government forms required by the lawyers for the Company as required to comply with all securities laws and other applicable laws of the jurisdiction of the Subscriber. The Company will not grant any registration or other qualification rights to any Subscriber.

1.4 The Subscriber acknowledges that the shares have been registered with the Securities and Exchange Commission and with the state of Utah and with no other state. The offering has a minimum offering amount of $175,000. All subscription proceeds will be held in escrow until such time as the minimum offering amount is raised. If such amount is not raised prior to the termination of the offering, subscription proceeds will be returned to the Subscriber without interest.

         REPRESENTATIONS AND WARRANTIES BY SUBSCRIBER

2.1 Subscriber hereby severally represents and warrants to the Company the following:

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(A)  the Subscriber recognizes that the purchase of Shares
subscribed to herein involves a high degree of risk in that the Company has only recently commenced business operations and may require substantial funds in addition to the proceeds of this private placement;

(B) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

(C) the Subscriber has been furnished a prospectus and other information about the Company which has been requested by the Subscriber, if any, which the Company was able to provide without unreasonable hardship and Subscriber has had full opportunity to review the information with the Subscriber's legal and financial advisers prior to execution of this Subscription Agreement;

(D) the Subscriber has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction.

(E) the Subscriber acknowledges that no market for the Shares presently exists and none may develop in the future and accordingly the Subscriber may not be able to liquidate its investment.

(F) the Subscriber has full power and authority to enter into this Agreement which constitutes a valid and legally binding obligation, enforceable in accordance with its terms;

(G) the Subscriber has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Shares and/or any use of this Agreement, including: (i) the legal requirements within his/her jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.

             REPRESENTATIONS BY THE COMPANY

3.1  The Company represents and warrants to the Subscriber that:

(A) The Company is a corporation duly organized, existing and in good standing under the laws of the State of Utah and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B) Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common shares in the capital of the Company.

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                    TERMS OF SUBSCRIPTION

4.1 Pending acceptance of this subscription by the Company, and upon reaching the minimum offering amount of $175,000, all funds paid hereunder shall be deposited by the Company and immediately available to the Company for its general corporate purposes. In the event the subscription is not accepted, the subscription funds will constitute a non-interest bearing demand loan of the Subscriber to the Company.

4.2 The Subscriber hereby authorizes and directs the Company to deliver the securities to be issued to such Subscriber pursuant to this Subscription Agreement to the Subscriber's address indicated herein.


                       MISCELLANEOUS

5.1 Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company, at its principal office, 4722 W. Harkness Dr., West Jordan, Utah 84088,
Attention: Mr. Brenton Woods, and to the Subscriber at his address indicated on the last page of this Subscription Agreement. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

5.2 Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Utah.

5.3 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

IN WITNESS WHEREOF, this Subscription Agreement is executed as of the
      day of                    , 2003.
-----        ------------------

Number of Shares Subscribed For: -----------------------------------



Signature of Subscriber:  ----------------------------------

Name of Subscriber: ------------------------------

Address of Subscriber:  ----------------------------------

Subscriber's Social Security No.  --------------------------------

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ACCEPTED BY: RESOLUTION ASSISTANCE CORPORATION

Signature of Authorized Signatory:	---------------------------------

Name of Authorized Signatory: 	---------------------------------

Position of Authorized Signatory:	 --------------------------------

Date of Acceptance: 		  ------------------------------------



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